Exhibit 10.01

NUSTAR GP, LLC THIRD AMENDED AND RESTATED

2000 LONG-TERM INCENTIVE PLAN

Amended and Restated as of May 1, 2011

SECTION 1.	Purpose of the Plan.

The NuStar GP, LLC 2000 Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), by providing to employees and directors of NuStar GP, LLC, a Delaware limited liability company (the “Company”), and its Affiliates who perform services for the Partnership and its subsidiaries Unit-based incentive awards for superior performance. The Plan is also intended to enhance the Company’s and its Affiliates’ ability to attract and retain employees whose services are key to the growth and profitability of the Partnership, and to encourage them to devote their best efforts to the business of the Partnership, thereby advancing the Partnership’s interests.

SECTION 2.	Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

2.1	“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the immediately preceding two sentences, to the extent that Section 409A of the Code applies to Options or other equity-based Awards granted under the Plan, the term “Affiliate” means all persons with whom the Company could be considered a single employer under Section 414(b) or Section (c) of the Code, substituting (for the purpose of determining whether Options or other equity-based Awards that may be subject to Section 409A of the Code are derived in respect of Units of the service recipient in order to comply with any applicable requirements of Section 1.409A-1(b)(5)(iii) of the proposed regulations issued under Section 409A of the Code or any successor regulation or other regulatory guidance relating thereto) “20 percent” in place of “80 percent” in determining a controlled group under Section 414(b) of the Code and in determining trades or businesses that are under common control for purposes of Section 414(c) of the Code.

2.2	“Award” means a grant of one or more Options, Performance Units, Performance Cash or Restricted Units pursuant to the Plan, and any tandem DERs granted with respect to such Award.

2.3	“Board” means the Board of Directors of the Company.

2.4	“Cause” shall mean the (i) conviction of the Participant by a state or federal court of a felony involving moral turpitude, (ii) conviction of the Participant by a state or federal court of embezzlement or misappropriation of funds of the Company, (iii) the Company’s (or applicable Affiliate’s) reasonable determination that the Participant has committed an act of fraud, embezzlement, theft, or misappropriation of funds in connection with such Participant’s duties in the course of his or her employment with the Company (or applicable Affiliate), (iv) the Company’s (or its applicable Affiliate’s) reasonable determination that the Participant has engaged in gross mismanagement, negligence or misconduct which causes or could potentially cause material loss, damage or injury to the Company, any of its Affiliates or their respective employees, or (v) the Company’s (or applicable Affiliate’s) reasonable determination that (a) the Participant has violated any policy of the Company (or applicable Affiliate), including but not limited to, policies regarding sexual harassment, insider trading, confidentiality, substance abuse and/or conflicts of interest, which violation could result in the termination of the Participant’s employment or service as a non-employee Director of the Company (or applicable Affiliate), or (b) the Participant has failed to satisfactorily perform the material duties of Participant’s position with the Company or any of its Affiliates.

2.5	“Change of Control” means, and shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the Partnership to any Person or its Affiliates, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by NuStar GP Holdings, LLC and its Affiliates or the Company; (ii) the consolidation or merger of the Partnership or the Company with or into another Person pursuant to a transaction in which the outstanding voting interests of the Company are changed into or exchanged for cash, securities or other property, other than any such transaction where, in the case of the Company, (a) all outstanding voting interests of the Company are changed into or exchanged for voting stock or interests of the surviving corporation or entity or its parent and (b) the holders of the voting interests of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the voting stock or interests of the surviving corporation or entity or its parent immediately after such transaction and, in the case of the Partnership, NuStar GP Holdings, LLC retains operational control, whether by way of holding a general partner interest, managing member interest or a majority of the outstanding voting interests of the surviving corporation or entity or its parent; NuStar GP Holdings, LLC or (iii) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all voting interests of NuStar GP Holdings, LLC or the Company then outstanding, other than, in the case of the Company, in a merger or consolidation which would not constitute a Change of Control under clause (ii) above; or (iv) in the case of NuStar GP Holdings, LLC, the consummation of a reorganization, merger, consolidation or other form of business transaction or series of business transactions, in each case, with respect to which more than 50% of the voting power of the outstanding equity interests in NuStar GP Holdings, LLC cease to be owned by the persons who owned such interests immediately prior to such reorganization, merger, consolidation or other form of business transaction or series of business transactions.

Solely with respect to any Award that is subject to Section 409A of the Code and to the extent that the definition of change of control under Section 409A applies to limited liability companies, this definition is intended to comply with the definition of change of control under Section 409A of the Code and, to the extent that the above definition does not so comply, such definition shall be void and of no effect and, to the extent required to ensure that this definition complies with the requirements of Section 409A of the Code, the definition of such term set forth in regulations or other regulatory guidance issued under Section 409A of the Code by the appropriate governmental authority is hereby incorporated by reference into and shall form part of this Plan as fully as if set forth herein verbatim and the Plan shall be operated in accordance with the above definition of Change of Control as modified to the extent necessary to ensure that the above definition complies with the definition prescribed in such regulations or other regulatory guidance insofar as the definition relates to any Award that is subject to Section 409A of the Code.

2.6	“Code” means the Internal Revenue Code of 1986, as amended.

2.7	“Committee” means the Compensation Committee of the Board or such other committee of the Board appointed to administer the Plan.

2.8	“Covered Participants” means a Participant who is a “covered employee” as defined in Section 162(m)(3) of the Code, and the regulations promulgated thereunder, and any individual the Committee determines should be treated like such a covered employee.

2.9	“Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the applicable Award Agreement.

2.10	“DER” means a contingent right, granted in tandem with a specific Award, to receive an amount in cash equal to the cash distributions made by the Partnership with respect to a Unit during the period such Award is outstanding.

2.11	“Director” means a “non-employee director” of the Company, as defined in Rule 16b-3.

2.12	“Employee” means any employee of the Company or an Affiliate, as determined by the Committee.

2.13	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.14	“Fair Market Value” means the closing sales price of a Unit on the New York Stock Exchange on the applicable date (or if there is no trading in the Units on such date, on the next preceding date on which there was trading). If Units are not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

2.15	“Good Reason” means:

(i)	a reduction in the Participant’s annual base salary;

(ii)	failure to pay the Participant any compensation due under an employment agreement, if any;

(iii)	failure to continue to provide benefits substantially similar to those then enjoyed by the Participant unless the Partnership, the Company or their Affiliates provide aggregate benefits equivalent to those then in effect; or

(iv)	failure to continue a compensation plan or to continue the Participant’s participation in a plan on a basis not materially less favorable to the Participant, subject to the power of the Partnership, the Company or their Affiliates to amend such plans in their reasonable discretion; or

(v)	the Partnership, the Company or their Affiliates purported termination of the Participant’s employment for Cause or disability not pursuant to a procedure indicating the specific provision of the definition of Cause contained in this Plan as the basis for such termination of employment;

The Participant may not terminate for Good Reason unless he has given written notice delivered to the Partnership, the Company or their Affiliates, as appropriate, of the action or inaction giving rise to Good Reason, and if such action or inaction is not corrected within thirty (30) days thereafter, such notice to state with specificity the nature of the breach, failure or refusal.

2.16	“Option” means an option to purchase Units as described in Section 6.1.

2.17	“Participant” means any Employee or Director granted an Award under the Plan.

2.18	“Performance Award” means an Award made pursuant to this Plan to a Participant which Award is subject to the attainment of one or more Performance Goals. Performance Awards may be in the form of either Performance Units, Performance Cash or DERs.

2.19	“Performance Cash” means an Award, designated as Performance Cash and denominated in cash, granted to a Participant pursuant to Section 6.4 hereof, the value of which is conditioned, in whole or in part, by the attainment of Performance Goals in a manner deemed appropriate by the Committee and described in the Award agreement.

2.20	“Performance Criteria” or “Performance Goals” or “Performance Measures” mean the objectives established by the Committee for a Performance Period, for the purpose of determining when an Award subject to such objectives is earned.

2.21	“Performance Period” means the time period designated by the Committee during which performance goals must be met.

2.22	“Performance Unit” means an Award, designated as a Performance Unit in the form of Units or other securities of the Company, granted to a Participant pursuant to Section 6.4 hereof, the value of which is determined, in whole or in part, by the value of Units and/or conditioned on the attainment of Performance Goals in a manner deemed appropriate by the Committee and described in the Award agreement.

2.23	“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

2.24	“Restricted Period” means the period established by the Committee with respect to the vesting of an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant.

2.25	“Restricted Unit” means a phantom unit granted under the Plan which is equivalent in value and in dividend and interest rights to a Unit, and which upon or following vesting entitles the Participant to receive a Unit.

2.26	“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereof as in effect from time to time.

2.27	“SEC” means the Securities and Exchange Commission.

2.28	“Unit” means a common unit of the Partnership.

SECTION 3.	Administration.

Annual grant levels for Participants will be recommended by the Chief Executive Officer of the Company, subject to the review and approval of the Committee. The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Units to be covered by Awards; (iv) determine the terms and conditions of any Award (including but not limited to performance requirements for such Award); (v) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, the Partnership, any Affiliate, any Participant, and any beneficiary of any Award.

SECTION 4.	Units Available for Awards.

4.1	Units Available. Subject to adjustment as provided in Section 4.3, the number of Units with respect to which Awards may be granted under the Plan is 3,250,000. If any Award expires, is canceled, exercised, paid or otherwise terminates without the delivery of Units, then the Units covered by such Award, to the extent of such expiration, cancellation, exercise, payment or termination, shall again be Units with respect to which Awards may be granted. In the event that Units issued under the Plan are reacquired by the Partnership or the Company pursuant to any forfeiture provision, such Units shall again be available for the purposes of the Plan. In the event a Participant pays for any Award through the delivery of previously acquired Units, the number of Units available shall be increased by the number of Units delivered by the Participant.

4.2	Sources of Units Deliverable Under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units acquired in the open market, from any Affiliate, the Partnership or any other Person, or any combination of the foregoing, as determined by the Committee in its discretion; provided that none of the Units delivered pursuant to an Award shall be Units newly issued by the Partnership solely to satisfy such delivery obligation.

4.3	Adjustments. If the Committee determines that any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Units (or other securities or property) subject to outstanding Awards, and (iii) if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, that the number of Units subject to any Award shall always be a whole number.

SECTION 5.	Eligibility.

Any Employee or Director shall be eligible to be designated a Participant.

SECTION 6.	Awards.

6.1	Options. The Committee shall have the authority to determine the Employees and Directors to whom Options shall be granted, the number of Units to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i)	Exercise Price. The purchase price per Unit purchasable under an Option shall be determined by the Committee at the time the Option is granted but shall not be less than its Fair Market Value as of the date of grant.

(ii)	Time and Method of Exercise. The Committee shall determine the Restricted Period (i.e., the time or times at which an Option may be exercised in whole or in part) and the method or methods by which payment of the exercise price with respect thereto may be made or deemed to have been made which may include, without limitation, cash, check acceptable to the Company, a “cashless-broker” exercise (through procedures approved by the Company), other securities or other property, a note from the Participant (in a form acceptable to the Company), or any combination thereof, having a value on the exercise date equal to the relevant exercise price.

(iii)	Term. Subject to earlier termination as provided in the grant agreement or the Plan, each Option shall expire on the 10th anniversary of its date of grant.

(iv)	Forfeiture. Except as otherwise provided in this Plan, in the terms of an Award agreement, or in a written employment agreement (if any) between the Participant and the Company or one of its Affiliates, upon termination of a Participant’s employment with the Company or its Affiliates or membership on the Board of the Company or its Affiliates, whichever is applicable, involuntarily for Cause or on a voluntary basis (other than for retirement, death or disability of the Participant (see Section 6.3(ix) below)) during the applicable Restricted Period, (i) that portion of any Option that has not vested on or prior to such date of termination shall automatically lapse and be forfeited by the Participant at the close of business on the date of the Participant’s termination and (ii) all vested but unexercised Options previously granted shall automatically lapse and be forfeited by the Participant at the close of business on the 30th day following the date of such Participant’s termination, unless an Option expires earlier according to its original terms. If a Participant’s employment or service as a Director is involuntarily terminated by the Company other than for Cause: (i) that portion of any Option that has not vested on or prior to such date of termination shall automatically lapse and be forfeited by the Participant at the close of business on the date of the Participant’s termination and (ii) all vested but unexercised Options previously granted shall automatically lapse and be forfeited by the Participant at the close of business on last day of the twelfth month following the date of such Participant’s termination, unless an Option expires earlier according to its original terms. The Committee or the Chief Executive Officer may waive in whole or in part such forfeiture with respect to a Participant’s Options.

(v)	In connection with the sale by Valero Energy Corporation (“VEC”) of its ownership interest in NuStar GP Holdings, LLC to public unitholders in a series of public offerings, VEC ceased to be an Affiliate of the Company effective December 22, 2006. Employees of VEC were deemed to have experienced a termination of employment as a result of the loss of the Affiliate relationship. However, notwithstanding the provisions in Section 6.1(iv) above, immediately prior to the closing of the public offering of the Units on December 22, 2006, all Options that (a) were granted under the Plan and are held by VEC Employees, and (b) are in full force and effect on December 22, 2006, shall remain outstanding, shall be fully vested and shall not be subject to lapse and forfeiture as provided in Section 6.1(iv) above. Such Options shall remain outstanding and in full force and shall expire on the close of business on December 22, 2007.

6.2	Restricted Units. The Committee shall have the authority to determine the Employees and Directors to whom Restricted Units shall be granted, the number of Restricted Units to be granted to each such Participant, the duration of the Restrict Period (if any), the conditions under which the Restricted Units may become vested (which may be immediate upon grant) or forfeited, and such other terms and conditions as the Committee may establish respecting such Awards, including whether DERs are granted with respect to such Restricted Units.

(i)	DERs. To the extent provided by the Committee, in its discretion, a grant of Restricted Units may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same restrictions as the tandem Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

(ii)

Forfeiture. Except as otherwise provided in this Plan, in the terms of an Award agreement, or in a written employment agreement (if any) between the Participant and the Company or one of its Affiliates, upon termination of a Participant’s employment with the Company or its Affiliates for any reason (other than for retirement, death or disability of the Participant (see Section 6.3(ix) below)) during the applicable Restricted Period, all

Restricted Units shall be forfeited by the Participant at the close of business on the date of the Participant’s termination of employment. The Committee or the Chief Executive Officer may waive in whole or in part such forfeiture with respect to a Participant’s Restricted Units.

(iii)	Lapse of Restrictions. Upon the vesting of each Restricted Unit, the Participant shall be entitled to receive from the Company one Unit subject to the provisions of Section 8.2.

(iv)	As described in Section 6.1(v) above, Employees of VEC were deemed to have experienced a termination of employment as a result of the loss of the Affiliate relationship with VEC in connection with the sale by VEC of its ownership interest in NuStar GP Holdings, LLC. However, notwithstanding the provisions in Section 6.2(ii) above, any Restricted Unit granted under the terms of the Plan to, and held by, any VEC Employee which remains unvested as of December 22, 2006 shall immediately vest and become non-forfeitable as of December 22, 2006.

6.3	General.

(i)	Awards May be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate, including the Annual Incentive Plan or the Intermediate Incentive Compensation Plan. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii)	Limits on Transfer of Awards. No Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

(iii)	Terms of Awards. The term of each Award shall be for such period as may be determined by the Committee.

(iv)	Unit Certificates. All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(v)	Consideration for Grants. Awards may be granted for no cash consideration or for such consideration as the Committee determines including, without limitation, such minimal cash consideration as may be required by applicable law.

(vi)

Delivery of Units or other Securities and Payment by Participant of Consideration. Notwithstanding anything in the Plan or any grant agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company is not reasonably able to obtain Units to deliver pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award agreement (including, without limitation, any exercise price or any tax withholding) is receivable by the Company. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, other Awards, withholding of Units, or any combination thereof; provided that the combined value, as determined by the Committee, of all cash and cash equivalent and the value of any such Units or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid to the Company pursuant to the Plan or the applicable Award agreement.

(vii)	Change of Control. Upon a Change of Control, all Awards shall automatically vest and become payable or exercisable, as the case may be, in full. In this regard, all Restricted Periods shall terminate and all performance criteria, if any, shall be deemed to have been achieved at the maximum level.

(viii)	Sale of Significant Assets. In the event the Company or the Partnership sells or otherwise disposes of a significant portion of the assets under its control, (such significance to be determined by action of the Board of the Company in its sole discretion) and as a consequence of such disposition (a) a Participant’s employment is terminated by the Partnership, the Company or their affiliates without Cause or by the Participant for Good Reason or (b) as a result of such sale or disposition, the Participant’s employer shall no longer be the Partnership, the Company or one of their Affiliates, then all of such Participant’s Awards shall automatically vest and become payable or exercisable, as the case may be, in full. In this regard, all Restricted Periods shall terminate and all performance criteria, if any, shall be deemed to have been achieved at the maximum level.

(ix)	Retirement, Death, Disability. Except as otherwise determined by the Committee and included in the Participant’s Award agreement, if a Participant’s employment is terminated because of retirement, death or disability (with the determination of disability to be made within the sole discretion of the Committee), any Award held by the Participant shall remain outstanding and vest or become exercisable according to the Award’s original terms, provided, however, that any Restricted Units held by such Participant which remain unvested as of the date of retirement, death or disability shall immediately vest and become non-forfeitable as of such date.

6.4	Performance Based Awards.

(i)	Grant of Performance Awards. The Committee may issue Performance Awards in the form of Performance Units, Performance Cash, or DERs to Participants subject to the Performance Goals and Performance Period as it shall determine. The terms and conditions of each Performance Award will be set forth in the related Award agreement. The Committee shall have complete discretion in determining the number and/or value of Performance Awards granted to each Participant. Any Performance Units granted under the Plan shall have a minimum Restricted Period of one year from the Date of Grant, provided that the Committee may provide for earlier vesting following a Change in Control or upon an Employee’s termination of employment by reason of death, disability or retirement. Participants receiving Performance Awards are not required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services.

(ii)

Value of Performance Awards. The Committee shall set Performance Goals in its discretion for each Participant who is granted a Performance Award. Such Performance Goals may be particular to a Participant, may relate to the performance of the Affiliate which employs him or her, may be based on the division which employs him or her, may be based on the performance of the Partnership generally, or a combination of the foregoing. The Performance Goals may be based on achievement of balance sheet or income statement objectives, or any other objectives established by the Committee. The Performance Goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The extent to which such Performance Goals are met will determine the number and/or value of the Performance Award to the Participant.

(iii)	Form of Payment. Payment of the amount to which a Participant shall be entitled upon the settlement of a Performance Award shall be made in a lump sum or installments in cash, Units, or a combination thereof as determined by the Committee.

SECTION 7.	Amendment and Termination.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award agreement or in the Plan.

7.1	Amendments to the Plan. Except as required by applicable law or the rules of the principal securities exchange on which the Units are traded and subject to Section 7(ii) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner, including increasing the number of Units available for Awards under the Plan, without the consent of any partner, Participant, other holder or beneficiary of an Award, or other Person.

7.2	Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter any Award therefore granted, provided no change, other than pursuant to Section 7(iii), in any Award shall materially reduce the benefit to Participant without the consent of such Participant.

7.3	Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 of the Plan) affecting the Partnership or the financial statements of the Partnership, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

SECTION 8.	General Provisions.

8.1	No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each Participant.

8.2	Withholding. The Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, other securities, Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

8.3	No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate or to remain on the Board, as applicable. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award agreement.

8.4	Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

8.5	Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

8.6	Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate to recover the entire then Fair Market Value thereof under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

8.7	No Trust or Fund Created. Neither the Plan nor the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate.

8.8	No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.

8.9	Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

8.10	Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

8.11	Code Section 409A. Notwithstanding anything in this Plan to the contrary, Awards granted under the Plan shall contain terms that (i) are designed to avoid application of Section 409A of the Code to the Award or (ii) are designed to avoid adverse tax consequences under Section 409A of the Code should that section apply to the Award. If any Plan provision or Award under the Plan would result in the imposition of an applicable tax under Code Section 409A and related regulations and Treasury pronouncements (“Section 409A”), that Plan provision or Award may be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect the Participant’s rights to an Award.

SECTION 9.	Term of the Plan.

The Plan was amended and restated effective January 26, 2006 and April 1, 2007. The current amendment and restatement was approved by the holders of Units and became effective on May 1, 2011. The Plan shall continue until the date terminated by the Board or Units are no longer available for grants of Awards under the Plan, whichever occurs first, provided, however, that notwithstanding the foregoing, no Award shall be made under the Plan after the tenth anniversary of the Effective Date. However, unless otherwise expressly provided in the Plan or in an applicable Award agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

SECTION 10.	Special Provisions Applicable to Covered Participants.

Awards subject to Performance Criteria paid to Covered Participants under this Plan shall be governed by the conditions of this Section 10 in addition to the requirements of Section 6.4, above. Should conditions set forth under this Section 10 conflict with the requirements of Section 6.4, the conditions of this Section 10 shall prevail.

10.1	Establishment of Performance Measures, Goals or Criteria. All Performance Measures, Goals, or Criteria relating to Covered Participants for a relevant Performance Period shall be established by the Committee in writing prior to the beginning of the Performance Period, or by such other later date for the Performance Period as may be permitted under Section 162(m) of the Code. The Performance Goals may be identical for all Participants or, at the discretion of the Committee, may be different to reflect more appropriate measures of individual performance.

10.2	Performance Goals. The Committee shall establish the Performance Goals relating to Covered Participants for a Performance Period in writing. Performance Goals may include alternative and multiple Performance Goals and may be based on one or more business and/or financial criteria. In establishing the Performance Goals for the Performance Period, the Committee in its discretion may include one or any combination of the following criteria in either absolute or relative terms, for the Partnership or any Affiliate:

(i)	Increased revenue;

(ii)	Net income measures (including but not limited to income after capital costs and income before or after taxes);

(iii)	Unit price measures (including but not limited to growth measures and total unitholder return);

(iv)	Market share;

(v)	Earnings per unit (actual or targeted growth);

(vi)	Earnings before interest, taxes, depreciation, and amortization (“EBITDA”);

(vii)	Economic value added (“EVA®”);

(viii)	Cash flow measures (including but not limited to net cash flow and net cash flow before financing activities);

(ix)	Return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity);

(x)	Operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes, and production efficiency);

(xi)	Expense measures (including but not limited to overhead cost and general and administrative expense);

(xii)	Margins;

(xiii)	Unitholder value;

(xiv)	Total unitholder return;

(xv)	Proceeds from dispositions;

(xvi)	Pipeline and terminal utilization;

(xvii)	Total market value; and

(xviii)	Corporate values measures (including ethics compliance, environmental, and safety).

10.3	Compliance with Section 162(m). The Performance Goals must be objective and must satisfy third party “objectivity” standards under Section 162(m) of the Code, and the regulations promulgated thereunder. In interpreting Plan provisions relating to Awards subject to Performance Goals paid to Covered Participants, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation §1.162-27(e)(2)(i), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions.

10.4	Adjustments. The Committee is authorized to make adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) extraordinary or non-recurring items, (ii) changes in tax laws, (iii) changes in generally accepted accounting principles or changes in accounting principles, (iv) charges related to restructured or discontinued operations, (v) restatement of prior period financial results, and (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company’s financial statements. Notwithstanding the foregoing, the Committee may, at its sole discretion, reduce the performance results upon which Awards are based under the Plan, to offset any unintended result(s) arising from events not anticipated when the Performance Goals were established, or for any other purpose, provided that such adjustment is permitted by Section 162(m) of the Code.

10.5	Discretionary Adjustments. The Performance Goals shall not allow for any discretion by the Committee as to an increase in any Award, but discretion to lower an Award is permissible.

10.6	Certification. The Award and payment of any Award under this Plan to a Covered Participant with respect to a relevant Performance Period shall be contingent upon the attainment of the Performance Goals that are applicable to such Covered Participant. The Committee shall certify in writing prior to payment of any such Award that such applicable Performance Goals relating to the Award are satisfied. Approved minutes of the Committee may be used for this purpose.

10.7	Other Considerations. All Awards to Covered Participants under this Plan shall be further subject to such other conditions, restrictions, and requirements as the Committee may determine to be necessary to carry out the purpose of this Section 10.